Filed under Rule 424(b)(3) and (7) of the Securities Act of 1933, relating to Registration No. 333-143796

Supplement No. 2
to Prospectus Dated June 15, 2007 and Prospectus Supplement Dated June 15, 2007
of

XILINX, INC.

Relating to

$1,000,000,000 Junior Subordinated Convertible Debentures due 2037
and
Shares of Common Stock Issuable upon Conversion of the Debentures

____________________

     This supplement no. 2 relates to the resale by selling securityholders of Xilinx's Junior Subordinated Convertible Debentures Due 2037 and the shares of Xilinx common stock issuable upon conversion of the debentures.

     You should read this supplement no. 2 in conjunction with the prospectus dated June 15, 2007, the prospectus supplement dated June 15, 2007 and supplement no. 1 to the prospectus supplement dated July 2, 2007, which should be delivered in conjunction with this supplement. This supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus and prospectus supplement, including supplement no. 1. This supplement is qualified by reference to the prospectus and prospectus supplement, except to the extent that the information provided by this supplement supersedes information contained in the prospectus supplement and supplement no. 1.

____________________

     Investing in the debentures and the common stock issuable upon conversion of the debentures involves risk. See the discussion entitled “Risk Factors” beginning on page S-7 of the prospectus supplement dated June 15, 2007.

____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this supplement, the prospectus dated June 15, 2007, or the prospectus supplement dated June 15, 2007. Any representation to the contrary is a criminal offense.

     The table under the caption "Selling Securityholders" beginning on page S-71 of the prospectus supplement is hereby supplemented and amended by adding certain selling securityholders identified in the table below. We prepared this table based on information supplied to us by the selling securityholders named in the table below on or prior to July 18, 2007. Information about the selling securityholders may change over time. If required, any changed or new information given to us will be set forth in supplements to the prospectus supplement or amendments to the registration statement of which this supplement is a part, if and when necessary.

     We have assumed for purposes of the table below that the selling securityholders will sell all of the debentures and all of the common stock issuable upon conversion of the debentures pursuant to this supplement, the prospectus supplement dated June 15, 2007, and the prospectus dated June 15, 2007, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned.

     Except as set forth below, the selling securityholders listed in the table below do not have, nor within the past three years have had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling securityholders identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of its debentures since the date on which it provided the information regarding its debentures.

					Number of
	Principal			Number	Shares of
	Amount of		Number of	of Shares	Common	Natural
	Debentures	Percentage	Shares of	of	Stock	Person(s)
	Beneficially	of	Common	Common	Beneficially	with
	Owned and	Debentures	Stock	Stock	Owned after	Voting or
Name of Selling	Offered	Outstanding	Beneficially	Offered	the	Investment
Securityholder	(USD)(4)	(%)	Owned(1)(2)	(1)	Offering(2)(3)	Power
Polygon Global
Opportunities
Master Fund	70,700,000	7.07	2,267,773	2,267,773	0	(5)
Morgan Stanley
& Co.
Incorporated (#)	20,000,000	2.00	1,804,320	641,520	1,162,800	(6)
Morley AISF
Convertible
Bond Arbitrage
Fund	2,000,000	*	64,152	64,152	0	David Clott
Knoxville
Utilities Board
Retirement						Nick
System	165,000	*	5,293	5,293	0	Calamos
Oakwood
Healthcare Inc.
Funded						Nick
Depreciation	110,000	*	3,528	3,528	0	Calamos
Oakwood
Healthcare Inc.						Nick
Pension	285,000	*	9,142	9,142	0	Calamos
Oakwood
Healthcare Inc.
Endowment / A						Nick
& D	11,000	*	353	353	0	Calamos
Oakwood
Healthcare Inc. –						Nick
OHP	16,000	*	513	513	0	Calamos
Oakwood
Assurance						Nick
Company Ltd.	50,000	*	1,604	1,604	0	Calamos
Delta Airlines						Nick
Master Trust	850,000	*	27,265	27,265	0	Calamos
Munson Medical
Center						Nick
Retirement Plan	135,000	*	4,330	4,330	0	Calamos
Munson2
Healthcare Board
Designated						Nick
Operating Fund	150,000	*	4,811	4,811	0	Calamos
American						Nick
Beacon Funds	225,000	*	7,217	7,217	0	Calamos

Port Authority of
Allegheny
County
Consolidated						Nick
Trust Fund	65,000	*	2,085	2,085	0	Calamos
North Dakota
State Investment						Nick
Board	800,000	*	25,661	25,661	0	Calamos
Oakwood
Healthcare Inc. –
Professional						Nick
Liability	12,000	*	385	385	0	Calamos
Univar USA Inc.						Nick
Retirement Plan	575,000	*	18,444	18,444	0	Calamos
Port Authority of
Allegheny
County
Retirement and
Disability
Allowance Plan
for the
Employees
Represented by
Local 85 of the
Amalgamated						Nick
Transit Union	800,000	*	25,661	25,661	0	Calamos
The Dow
Chemical
Company
Employees'						Nick
Retirement Plan	2,225,000	*	71,369	71,369	0	Calamos
Dorinco
Reinsurance						Nick
Company	1,050,000	*	33,680	33,680	0	Calamos
City of Knoxville						Nick
Pension System	230,000	*	7,377	7,377	0	Calamos
Macomb County
Employees'
Retirement						Nick
System	375,000	*	12,029	12,029	0	Calamos
CALAMOS
Growth &
Income Portfolio
– CALAMOS						Nick
Advisors Trust	400,000	*	12,830	12,830	0	Calamos
Boilermakers –
Blacksmith						Nick
Pension Trust	2,125,000	*	68,162	68,162	0	Calamos
Aventis Pension						Nick
Master Trust	360,000	*	11,547	11,547	0	Calamos
Louisiana
Workers'
Compensation						Nick
Corporation	200,000	*	6,415	6,415	0	Calamos

Delta Pilots
Disability and
Survivorship						Nick
Trust	475,000	*	15,236	15,236	0	Calamos
SCI Endowment
Care Common
Trust Fund –						Nick
Regions Bank	180,000	*	5,774	5,774	0	Calamos
Union Carbide
Retirement						Nick
Account	1,150,000	*	36,887	36,887	0	Calamos
Prisma						Nick
Foundation	150,000	*	4,811	4,811	0	Calamos
Greek Catholic
Union of the						Nick
USA	175,000	*	5,613	5,613	0	Calamos
						Nick
SPT	700,000	*	22,453	22,453	0	Calamos
CEMEX Pension						Nick
Plan	190,000	*	6,094	6,094	0	Calamos
CALAMOS
Growth &
Income Fund –
CALAMOS						Nick
Investment Trust	58,000,000	5.80	1,860,408	1,860,408	0	Calamos
Investors Bank &						Thomas
Trust	643,000	*	20,625	20,625	0	Lyon
						Thomas
Northern Trust	1,361,000	*	43,655	43,655	0	Lyon
						Thomas
State Street	108,000	*	3,464	3,464	0	Lyon
						Thomas
Mellon Trust	5,000	*	160	160	0	Lyon
						Thomas
Brown Brothers	15,000	*	481	481	0	Lyon
						Michael S.
						Rosen and
Lyxor/Context						William D.
Fund Ltd.	1,130,000	*	36,246	36,246	0	Fertig
CASAM Context						Michael S.
Offshore						Rosen and
Advantage Fund						William D.
Limited	1,110,000	*	35,604	35,604	0	Fertig
						Michael S.
Context						Rosen and
Advantage						William D.
Master Fund, LP	6,500,000	*	208,494	208,494	0	Fertig
Institutional
Benchmarks
Series (Master						Michael S.
Fund) Limited in						Rosen and
Respect of Alcor						William D.
Series	330,000	*	10,585	10,585	0	Fertig

						Michael S.
Worldwide						Rosen and
Transactions						William D.
Limited	390,000	*	12,510	12,510	0	Fertig
Altma Fund						Michael S.
SICAV PLC in						Rosen and
Respect of the						William D.
Graton Sub Fund	1,830,000	*	58,699	58,699	0	Fertig
						Michael S.
						Rosen and
Finch Tactical						William D.
Plus Class B	280,000	*	8,981	8,981	0	Fertig
						Michael S.
						Rosen and
						William D.
AHFP Context	430,000	*	13,793	13,793	0	Fertig

____________________

* Less than one percent (1%).
# The selling securityholder is a registered broker-dealer.
+ The selling securityholder is an affiliate of a registered broker-dealer.

(1) Assumes conversion of all of the holder’s debentures at a conversion rate of 32.0760 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment as described under ‘‘Description of Debentures—Conversion Rights.’’ As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Further, pursuant to the terms of the debentures, upon conversion, we will deliver cash equal to the lesser of the aggregate principal amount of debentures to be converted and the total conversion obligation. We will deliver shares of our common stock, cash or a combination thereof, at our option for the remainder, if any, of our conversion obligation. Accordingly, the number of shares of our common stock we would actually deliver upon conversion of any debentures would be lower than the number shown for any holder of debentures in this table above. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures as described under ‘‘Description of Debentures— Repurchase of the Debentures by Us at the Option of Holders Upon a Fundamental Change’’ and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under ‘‘Description of Debentures—Conversion Rights.’’

(2) The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, calculated based on 298,017,510 shares of common stock outstanding as of June 11, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s debentures, but we did not assume conversion of any other holder’s debentures.

(3) For the purposes of computing the number and percentage of debentures and shares to be held by the selling securityholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the debentures and all of the common stock issuable upon conversion of the debentures offered by this prospectus supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned. We also assume that unnamed holders of debentures, or any future transferees, pledgees, donees or successors of from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the debentures.

(4) The maximum principal amount of debentures that may be sold under this prospectus and prospectus supplement will not exceed $1,000,000,000.

(5) Polygon Investment Partner LLP and Polygon Investment Partners LP (the "Investment Manager"), Polygon Investments Ltd. (the "Manager"), Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund. The Investment Managers, the Manager, Alexander E. Jackson, Reade E. Griffith, and Patrick G. G. Dear disclaim beneficial ownership of the securities held by Polygon Global Opportunities Master Fund.

(6) Morgan Stanley & Co. Incorporated is a subsidiary of Morgan Stanley, which is an SEC registrant. Securityholder is a registered broker-dealer.

____________________

The date of this supplement no. 2 is July 20, 2007.